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                                   Exhibit 4

       Description of Specimen Stock Certificate for Class A Common Stock


Face of Certificate:

     The front of the specimen stock certificate for the Company's Class A Common Stock (the "Certificate") contains (i) a picture of a man sitting with his right arm on a pillar, his right hand holding a piece of paper and books and a globe next to his left arm and leg, (ii) the name of the Company and the logo of the Company and (iii) the Common Stock's CUSIP number (4233 28 10 3). The Certificate is signed by Debra H. Snider, Executive Vice President, Chief Administrative Officer, General Counsel and Secretary of the Company, and Richard J. Almeida, Chairman and Chief Executive Officer of the Company. The Company's corporate seal appears in the middle of the lower edge of the Certificate. The face of the Certificate states that the Company is "incorporated under the laws of the State of Delaware" and that the Certificate is "transferable in New York, New York and Chicago, Illinois." The face of the Certificate also contains the following language:

     This certifies that ____________________ is the owner of ____________ fully paid and non-assessable shares of the par value of $.25 each of the Class A Common Stock of Heller Financial, Inc. transferable only on the books of the Corporation by the holder of record hereof in person, or by duly authorized attorney, upon surrender of this Certificate properly endorsed. This Certificate and the shares represented hereby are issued and shall be subject to all the provisions of the Certificate of Incorporation of the Corporation as now or hereafter amended, and the holder by accepting this Certificate expressly assents thereto.

     This Certificate is not valid unless countersigned and registered by the Transfer Agent and Registrar.

     In witness whereof, the Corporation has caused the facsimile signatures of its duly authorized officers and a facsimile of its corporate seal to be hereunto affixed.

Reverse of Certificate:

     The back of the Certificate contains the following language:

     The Corporation will furnish without charge to each stockholder who so requests, a copy of the powers, designations, preferences and relative, participating, optional or other special rights of each class of stock or series thereof of the Corporation and the qualifications, limitations or restrictions of such preferences and/or rights. Such request may be made to the Corporation or the Transfer Agent.

     The back of the Certificate also contains standard stock transfer instructions.